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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Brink's Home Security Holdings, Inc.:

        We consent to the use of our reports dated February 24, 2010 with respect to the consolidated balance sheets of Brink's Home Security Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Dallas, Texas March 25, 2010	/s/ KPMG LLP KPMG LLP

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm